MASTER REVOLVING CREDIT NOTE


DATE:     September  15,  2004

MAKER:  College  Oak  Investments,  Inc.

PAYEE:   David  M.  Loev

PLACE  FOR  PAYMENT:     16161  College Oak, Suite 101, San Antonio, Texas 78249

PRINCIPAL  AMOUNT:     Twenty  Five  Thousand  and  No/100  Dollars ($25,000.00)

ANNUAL  INTEREST  RATE  ON  UNPAID  PRINCIPAL  FROM  DATE:   Zero  percent  (0%)

ANNUAL  INTEREST  RATE  ON  MATURED,  UNPAID  AMOUNTS:  Ten  percent  (10%)

TERMS  OF  PAYMENT  (PRINCIPAL  AND  INTEREST):

     No  interest  is  due  during the term of this Note.   All unpaid principal
which remains outstanding on September 15, 2005, shall bear interest at ten percent per annum.

     The unpaid principal balance, including any unpaid and accrued interest, shall at no time exceed the sum of Twenty Five Thousand and No/100 Dollars ($25,000.00). The unpaid principal balance of this note at any time shall be the total amounts loaned or advanced hereunder by Payee, less the amount of payments or prepayments of principal made hereon by or for the account of Maker. It is contemplated that by reason of prepayments hereon, there may be times when no indebtedness is due hereunder; but notwithstanding such occurrences, this note shall remain valid and shall be in full force and effect as to loans or advances made pursuant to and under the terms of this note subsequent to each such occurrence.

     Advances hereunder shall be made by Payee upon the written request of the undersigned officer of Maker or any other officer of Maker authorized to make such a request.

     Maker promises to pay to the order of Payee at the place for payment and according to the terms of payment stated above. All unpaid amounts shall be due by September 15, 2005.

     On default in the payment of this note or in the performance of any obligation in any instrument securing or collateral to it this note and all obligations in all instruments securing or collateral to it shall become immediately due at the election of Payee. Maker and each surety, endorser, and guarantor waive all demands for payment, presentations for payment, notices of intention to accelerate maturity, protests, and notices of protest.

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     If  this note or any instrument securing or collateral to it is given to an attorney for collection, or if suit is brought for collection, or if it is collected through probate, bankruptcy, or other judicial proceeding, then Maker shall pay Payee all costs of collection, including reasonable attorney's fees and court costs, in addition to other amounts due.

     Interest on the debt evidenced by this note shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt.

     The terms Maker and Payee and other nouns and pronouns include the plural if more than one. The terms Maker and Payee also include their respective successors, representatives, and assigns.

                                   PAYEE


                                   /S/  DAVID  M.  LOEV
                                   --------------------
                                   David  M.  Loev


                                   MAKER
                                   COLLEGE  OAK  INVESTMENTS,  INC.




                                    BY:  /S/CAREY  G.  BIRMINGHAM
                                         -----------------------
                                          CAREY  G.  BIRMINGHAM
                                          PRESIDENT


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